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                                                                    EXHIBIT 10.3

            Monroe Bank & Trust Split Dollar Life Insurance Agreement

The following agreement was entered into by the Bank and each of the ten named directors:

        1.       Connie S. Cape
        2.       Ronald J. Gruber
        3.       Thomas M. Huner
        4.       Gerald L. Kiser
        5.       Ronald D. LaBeau
        6.       Rocque E. Lipford
        7.       William D. McIntyre, Jr.
        8.       Michael J. Miller
        9.       Richard A. Sieb
        10.      Philip P. Swy

THIS AGREEMENT is made and entered into this ______day of February, 2001, by and between Monroe Bank & Trust, a Michigan-chartered commercial bank located in Monroe, Michigan (the "Company"), and _____________(the "DIRECTOR"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the DIRECTOR to remain a member of the Company's Board of Directors, the Company is willing to divide the death proceeds of a life insurance policy on the DIRECTOR's life. The Company will pay life insurance premiums from its general assets.


Article 1

General Definitions

The following terms shall have the meanings specified:

         1.1  "Insurer" means Great-West Life & Annuity Insurance Company.

         1.2 "Policy" means insurance policy no. ______________ issued by the Insurer.

         1.3  "Insured" means the DIRECTOR.

         1.4 "Termination of Service" means the DIRECTOR ceasing to be a member of the Company's Board of Directors for any reason whatsoever.

         1.5 "Years of Service" means the total number of twelve-month periods during which the Director serves as a member of the Company's Board of Directors.


Article 2

Policy Ownership/Interests

         2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the death proceeds remaining after the DIRECTOR'S interest has been paid according to Section 2.2.

         2.2 DIRECTOR's Interest. The DIRECTOR shall have the right to designate the beneficiary of his death proceeds of the Policy according to the following formula:



  Director Years of             Life Insurance
       Service                       Amount
Less than 3 yrs                    $500,000

3-5 years                          $600,000

6-10 years                         $750,000

10+ years                        $1,000,000

The DIRECTOR shall also have the right to elect and change settlement options specified in the Policy that may be permitted.

         2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the DIRECTOR or the DIRECTOR's transferee the option to purchase the Policy for the Policy's interpolated terminal reserve value. Such right of first refusal to purchase the Policy must be exercised within 60 days from the date the Company gives written notice of the Company's intention to sell, surrender or transfer ownership of the Policy.

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         2.4 Comparable Coverage. Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the DIRECTOR's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and executes a new Split Dollar Agreement and Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

Article 3

Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Imputed Income. The Company shall impute income to the DIRECTOR in an amount equal to the current term rate for the DIRECTOR's age multiplied by the net death benefit payable to the DIRECTOR's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.


Article 4

Assignment

The DIRECTOR may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event the DIRECTOR transfers all of the DIRECTOR's interest in the Policy, then all of the DIRECTOR's interest in the Policy and in the Agreement shall be vested in the DIRECTOR's transferee, who shall be substituted as a party hereunder and the DIRECTOR shall have no further interest in the Policy or in this Agreement.


Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.


Article 6

Claims Procedure

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special


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circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.


Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the DIRECTOR.


Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the DIRECTOR and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2 No Guarantee of Service. This Agreement is not a service policy or contract. This Agreement does not give the DIRECTOR the right to remain a director of the Company, nor does the Agreement interfere with the right of the Company's shareholder not to re-elect the DIRECTOR or the right of shareholders or the Board to remove an individual as a director of the Company. This Agreement also does not require the DIRECTOR to remain a director nor interfere with the DIRECTOR's right to terminate service at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of Michigan, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.


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8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the DIRECTOR as to the subject matter hereof. No rights are granted to the DIRECTOR by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          a)   Interpreting the provisions of the Agreement;

          b) Establishing and revising the method of accounting for the Agreement;

          c)   Maintaining a record of benefit payments; and

          d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the service of advisors and the delegation of ministerial duties to qualified individuals.

8.9 Severability. If for any reason, any provision of this Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Split Dollar Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Split Dollar Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Split Dollar Agreement shall, to the full extent consistent with the law, continue in full force and effect.

8.10 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.



DIRECTOR                             COMPANY:

                                     MONROE BANK & TRUST

________________________________      By /s/ Ronald D. LaBeau

                                             Ronald D. LaBeau
                                             President & Chief Executive Officer



                         Split Dollar Policy Endorsement

                   Monroe Bank & Trust Split Dollar Agreement



Policy No.___________________        Insured:   ______________________



Supplementing and amending the application for insurance to Great-West Life & Annuity Insurance Company ("Insurer") on October 19, 2000, the applicant requests and directs that:

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BENEFICIARIES

1. Monroe Bank & Trust, a Michigan-chartered commercial bank located in Monroe, Michigan (the "Company"), shall be the beneficiary of the death proceeds remaining after the Insured's interest has been paid according to paragraph (2) below.

2.The Insured or the Insured's transferee shall have the right to designate the beneficiary of a portion of the Policy death proceeds according to the following formula:

  Director Years of                Life Insurance
       Service                         Benefit
Less than 3 yrs                        $500,000

3-5 years                              $600,000

6-10 years                             $750,000

10+ years                            $1,000,000


The Insurer may rely on a certificate issued by an authorized officer of the Company for a determination of the Insured's Years of Service as a director of the Company.

OWNERSHIP

3. The Owner of the Policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured's transferee in paragraph (4) of this endorsement.

4. The Insured or the Insured's transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

OWNER'S AUTHORITY

The Insurer is hereby authorized to recognized the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner's statement of the amount of premiums the Owner has paid on the Policy. This signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payments made pursuant to such statement shall discharge the Company accordingly.

Any transferee's rights shall be subject to this Endorsement.

The Owner accepts and agrees to this split dollar endorsement.

The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

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Signed at Monroe, Michigan, this _______ day of February, 2001.


MONROE BANK & TRUST

By /s/   Ronald D. LaBeau

         Ronald D. LaBeau

         President & Chief Executive Officer



The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates___________,(relationship:________________) as primary beneficiary(s) and ________________________ relationship:
______________ ) as secondary beneficiary of the portion of the proceeds described in (2) above.



Signed at Monroe, Michigan, this _______day of February, 2001.

THE INSURED: